               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                            FORM 8-K

                         CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


         Date of Earliest Event Reported:  May 17, 1995


                   NEW ENGLAND ELECTRIC SYSTEM

       (exact name of registrant as specified in charter)


Massachusetts
(state or other
jurisdiction of
incorporation)
1-3446
(Commission
File No.)
04-1663060
(I.R.S. Employer
Identification No.)

       25 Research Drive, Westborough, Massachusetts 01582

(Address of principal executive offices)

(508) 389-2000

(Registrant's telephone number, including area code)

Item 5.  Other Events
---------------------

     On May 17, 1995, Keystone Shipping Co. (Keystone) filed a lawsuit against New England Power Company (NEP), a subsidiary of New England Electric System, in the Commonwealth of Massachusetts Essex Superior Court. The claim arises out of NEP's charter of the vessel named SS Energy Independence from Intercoastal Bulk Carriers, Inc. (IBC), an affiliate of Keystone. The vessel is used to deliver coal to NEP's power plants. In November 1994, NEP notified IBC that it was exercising its explicit contractual right to terminate the charter and purchase the vessel, and that it was initiating arbitration to resolve any objections to NEP's exercise of such right. In the arbitration, the panel ruled in NEP's favor on several preliminary issues. IBC then filed an appeal from those rulings in federal court, which was dismissed. The current complaint alleges that NEP induced Keystone to enter into a 1989 settlement agreement by making fraudulent misrepresentations about the purchase option. The complaint alleges damages in excess of $40 million. The complaint includes allegations that NEP violated Massachusetts General Laws chapter 93A, which provides for the possibility of treble damages. NEP
believes that the allegations are without merit.   In addition,
NEP will seek to dismiss the lawsuit because the issues in dispute are the subject of arbitration. At present, the vessel remains under the ownership of IBC, and NEP is continuing to pay the charter rate, subject to NEP's reservation of its rights to seek damages and other relief against Keystone and IBC.


                       NEW ENGLAND ELECTRIC SYSTEM

                        s/Alfred D. Houston

                   By
                       Alfred D. Houston
                       Executive Vice President
                       and Chief Financial Officer


Date:  May 22, 1995

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.